GMO Trust
FYE 2/28/06
Annual Expense Ratios

Fund Name	Class 3	Class 4	Class 5	Class 6

U.S. Core Equity Fund	0.47%			0.39%
U.S. Growth Fund	0.48%
U.S. Value Fund	0.61%
Short-Duration Investment	0.20%
International Intrinsic Value Fund	0.69%	0.63%
International Small Companies Fund	0.75%
U.S. Small Cap Value Fund	0.48%
International Bond Fund	0.41%
U.S. Small Cap Growth Fund	0.48%
Emerging Markets Fund	1.10%			1.00%
Emerging Country Debt Fund	0.79%	0.74%
Alpha Only	0.67%
Domestic Bond Fund				0.16%
Currency Hedged International Bond Fund	0.41%
Inflation Indexed Bond Fund	0.94%
Currency Hedged International Equity Fund	0.69%
Core Plus Bond Fund		0.36%
International Growth Equity Fund	0.68%
Emerging Countries Fund	1.10%
U.S. Quality Equity Fund	0.48%	0.44%
Short-Duration Collateral Fund	0.02%
World Opportunity Overlay Fund	0.00%
Emerging Markets Quality Fund				0.64%